Exhibit 10.2

[FORM OF TRANSFERRED STOCK LETTER]

April 30, 2008

Re: Asset Purchase Agreement by and among Grand Avenue Incorporated, Assad Iron & Metals, Inc., Heidelberg Metals, Inc., Neville Recycling LLC, Platt Properties LLC, and Metalico Neville, Inc.

Dear      :

We refer to that certain Asset Purchase Agreement dated as of April      , 2008 (the “Purchase Agreement”) by and among Grand Avenue Incorporated, Assad Iron & Metals, Inc., Heidelberg Metals, Inc., Neville Recycling LLC and Platt Properties LLC (collectively, “Seller”), and Metalico Neville, Inc. (“Buyer”). Capitalized terms used in this letter agreement (this “Letter”) and not otherwise defined have the meanings attributed to them in the Purchase Agreement.

Under the terms of §2.1(c) of the Purchase Agreement, Metalico, Inc., as parent of Buyer (“Metalico”), has agreed to deliver part or all of the Transferred Shares to you as a component of the Purchase Price.

In consideration of Seller entering into the Purchase Agreement and other good and valuable consideration the sufficiency of which is hereby acknowledged, and in order to provide for an orderly liquidation of the Transferred Shares via the public trading markets under the circumstances set forth herein, you and Metalico hereby agree as follows:

1. On or before the date occurring six months after the Closing Date (the “Opening Sales Date”), the Transferred Shares shall be deposited in an appropriate account with a licensed broker of your choosing (“Broker”).

2. For the period of four months commencing on the Opening Sales Date (such period the “Window”), you will direct Broker to deliver prompt notification of each sale of Transferred Shares (each such notification a “Transaction Advice”) to both you and Metalico.

3. If any portion or lot of the Transferred Shares is sold for proceeds (net of commissions and transaction costs) of less than the Price Per Share (a “Shortfall”), during the Window, then, within three days of its receipt of the Transaction Advice for such sale, Metalico shall mail to you a check in the aggregate amount of the Shortfall for such sale. You shall retain any proceeds of a sale (net of commissions and transaction costs) in excess of the Price Per Share. Metalico will have no obligation to make any payment pursuant to this Paragraph 3 unless and until it has received an appropriate Transaction Advice from Broker.

4. Jointly and severally with Seller and all other Transferred Share Holders, you hereby represent and warrant to Buyer and Metalico that all of the representations and warranties contained in Section 3.27 of the Purchase Agreement are true and correct with respect to you as if set forth in full in this Letter, mutatis mutandis.

5. You agree to cooperate with the reasonable requests and requirements of Broker in order to facilitate the sales of the Transferred Shares contemplated hereunder. You will supply Metalico with a contact at Broker for purposes of notice and any other communications.

6. All transaction, brokerage, and account expenses imposed or collected by Broker in connection with the sale of the Transferred Shares shall be for the account of Metalico.

The rights granted to you under this Letter are and shall be personal to you and your estate and may not be assigned or transferred to any other holder of any of the Transferred Shares.

Except as expressly set forth herein, nothing in this Letter shall modify or be deemed to modify any of the terms or conditions of the Purchase Agreement.

Please indicate your agreement with the terms set forth above by executing this Letter in the space provided below.

Sincerely,

METALICO, INC.

By:
Carlos E. Agüero
President

ACCEPTED AND AGREED:

Name: